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                                                                    EXHIBIT 99.3

                         [Apache Corporation Letterhead]




CONTACTS:

(Media):          Bill Mintz              (713/296-7276)
                  Tony Lentini            (713/296-6227)

(Investor):       Robert Dye              (713/296-6662)

(Web site):       www.apachecorp.com


                                          FOR RELEASE AT 10:00 A.M. CENTRAL TIME


                        APACHE'S SECOND QUARTER EARNINGS
                      EXPECTED TO BEAT ANALYSTS' ESTIMATES


      Houston, July 20, 2000--Apache Corporation (NYSE: APA) today announced that it expects second-quarter 2000 earnings to exceed Wall Street analysts' expectations.

      The company anticipates reporting second-quarter basic net income of approximately $1.22 per common share and cash from operations of approximately $3.00 per common share. In the same quarter a year ago, Apache reported net income of 28 cents per common share and cash from operations of $1.45 per common share. Apache attributed this year's improved performance to higher oil and gas production volumes and prices.

      Wall Street analysts on average expect Apache to report second-quarter basic net income of $1.08 per common share, according to First Call/Thompson Financial, which tracks earnings data. Apache will release its second-quarter 2000 results as scheduled on July 27.

                                       -more-

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APACHE EARNINGS TO BEAT FORECAST- ADD 1

      Apache Corporation is a gas and oil independent with operations in the United States, Canada, Egypt, Western Australia, Poland and China.

                                      -end-

      The foregoing news release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995 including, without limitation, expectations, beliefs, plans and objectives regarding Apache's earnings. Any matters that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions and uncertainties. There is no assurance that Apache's expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements.